CERTIFICATE OF INCORPORATION

OF

VYCOR MEDICAL, INC.

(A Delaware Corporation)

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Vycor Medical, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.

(a) Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000, of which 100,000,000 shares, par value of $0.001 shall be designated as Common Stock (“Common Stock”), and 10,000,000 shares, par value of $0.001, shall be designated as Preferred Stock (“Preferred Stock”).).

(b) Common Stock.

(i) Dividends. Subject to the rights, if any, of the holders of Preferred Stock with respect to the payment of dividends and the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the benefit of such holders and subject to any other conditions that may be fixed in or pursuant to the provisions of paragraph (c) of this Article Fourth, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock out of assets which are legally available therefor. Any such dividends shall be divided among the holders of the Common Stock on a pro rata basis.

(ii) Liquidation. In the event of any liquidation of the Corporation, after payment or provision for payment of the debts and liabilities of the Corporation and after distribution to the holders of Preferred Stock of the amounts fixed in or pursuant to the provisions of paragraph (c) of this Article Fourth, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders. Any such assets shall be divided among the holders of Common Stock on a pro rata basis.

(iii) Voting. Except as may otherwise be required by law and subject to the rights of the holders of Preferred Stock fixed in or pursuant to paragraph (c) of this Article Fourth, each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on each matter submitted to a vote of the stockholders.

(c) Preferred Stock.

(i) General. Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have any designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed in any resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter prescribed (a “Preferred Stock Designation”).

(ii) Authority of Board of Directors; Preferred Stock Designation. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(1) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(2) the number of shares to constitute the series and the designations thereof;

(3) the preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(4) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(5) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof, and the terms and provisions relative to the operation thereof;

(6) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(7) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(8) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9) any other special rights and protective provisions with respect to any series that the Board of Directors may deem advisable.

(iii) Separate Series; Increase or Decrease in Authorized Shares. The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects and in any other manner. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series. Unless otherwise provided in the Preferred Stock Designation, the Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

(d) General.

(i) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute discretion. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(ii) Subject to the provisions of this Certificate of Incorporation, the Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the capital stock of the Corporation of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise and other terms of such rights or options.

(iii) No stockholder of the Corporation shall by reason of his or her holding shares of any class of capital stock of the Corporation have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares (whether now or hereafter acquired) of any class of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividends or voting or other rights of that stockholder.

(iv) Cumulative voting of shares of any capital stock having voting rights shall not be permitted.

FIFTH. The name and mailing address of the incorporator is Robert L. B. Diener, 122 Ocean Park Blvd., Suite 307, Santa Monica, CA 90405.

SIXTH. The Board of Directors is authorized to adopt, amend or repeal bylaws of the Corporation.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

EIGHTH.

(a) The number of directors of the Corporation shall be not less than three, the exact number of which and the method by which the directors shall be elected shall be as set forth in the Bylaws.

(b) Any vacancies on the Board of Directors shall be filled by the holders of Common Stock or by directors elected by the holders of Common Stock in the manner provided for in the Bylaws.

(c) Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the voting power of the outstanding shares of the Common Stock.

NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, modification or repeal of this Article Ninth shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal.

TENTH. The Corporation shall indemnify and hold harmless, including the advancement of expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, and in accordance with the Bylaws, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”) (including the heirs, executors, administrators and estate of such Covered Person), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Tenth with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article Tenth. No amendment or repeal of this Article Tenth shall adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment or repeal.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 14th day of August, 2007.

/s/ Robert L. B. Diener

Robert L. B. Diener

Incorporator